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                                                                    EXHIBIT 11.1



                              QUALCOMM INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED         NINE MONTHS ENDED
                                                       ---------------------     ---------------------
                                                       JUNE 29,     JUNE 30,     JUNE 29,     JUNE 30,
                                                         1997         1996         1997         1996
                                                       --------     --------     --------     --------
Net income (1)                                         $ 35,945     $  1,506     $ 61,816     $ 13,085
                                                       ========     ========     ========     ========
Weighted average number of common shares
   outstanding
                                                         67,567       65,738       67,124       65,252
Common stock equivalent shares (2)                        5,127        5,000        4,934        4,776
                                                       --------     --------     --------     --------
Total number of shares for computing primary
   earnings per share
                                                         72,694       70,738       72,058       70,028
Incremental shares for computing fully diluted
   earnings per share (3)
                                                           --            959          312          339
                                                       --------     --------     --------     --------
Total number of shares for computing fully diluted
   earnings per share
                                                         72,694       71,697       72,370       70,367
                                                       ========     ========     ========     ========
Primary earnings per share                             $   0.49     $   0.02     $   0.86     $   0.19
                                                       ========     ========     ========     ========
Fully diluted earnings per share (4)                   $   0.49     $   0.02     $   0.85     $   0.19
                                                       ========     ========     ========     ========

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(1)     The Company's fiscal quarter ended on the last Sunday of June.

(2)     Includes outstanding options and warrants for common stock.

(3) The incremental shares for fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the higher of the average or ending market price during the reporting period.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.



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